UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


June 15, 1999
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)


Item 5.  Other Items

On June 15, 1999, ACX Technologies, Inc. issued the following press release.

                                         Contact:  Holly Coors
                                                   (303) 271-7005


       ACX TECHNOLOGIES TO SPIN-OFF COORS CERAMICS COMPANY


     Golden, CO - June 15, 1999 - ACX Technologies, Inc. today announced that its Board of Directors has approved a plan to spin-off Coors Ceramics Company, creating a separate publicly traded advanced materials company. Following the spin-off, ACX would continue to operate Graphic Packaging Corporation, positioning ACX as a pure play packaging company.

     "Our decision to separate Coors Ceramics Company and Graphic Packaging Corporation will allow sharper management focus on core competencies and will support future growth through dedicated resources and improved access to debt and equity markets," said Joe Coors, Jr., co-CEO of ACX Technologies and CEO of Coors Ceramics Company. "By creating two distinct businesses, we should be better understood by investors, unlocking the inherent value that exists in our companies."

     Under  the  proposed spin-off plan, 100% of  the  shares  of
Coors Ceramics Company would be distributed to shareholders of ACX in a tax-free transaction. While details are still being determined, ACX expects Coors Ceramics Company to have approximately $200 million of debt at the time of the spin-off. The resulting debt level and cash flow of the two companies is expected to allow each company to invest in future growth, both internally and through acquisitions. The spin-off is subject to regulatory approvals, a favorable IRS ruling and final approval of the Board of Directors. It is expected that this transaction could take place by the end of 1999.

     Coors Ceramics Company

     Coors Ceramics Company is a world leader in the manufacture of advanced technical ceramics and other engineered materials. Ceramic products are exceptionally well suited for applications that are highly abrasive or corrosive, in which there are broad temperature extremes or in which electrical insulation is critical. Coors Ceramics Company has been focused on expanding its materials base beyond ceramics and in the last two years has added Teflon[R], silicon carbide and silicon nitride components to its portfolio. More recently, the company acquired Precision Technologies and Edwards Enterprises, both manufacturers of precision machined aluminum parts for use in the semiconductor, aircraft and medical industries. The company plans to continue its pursuit of becoming the premier supplier of advanced materials to industry.

     "We have made the strategic decision to focus our attention on high growth opportunities for Coors Ceramics, and right now our growth driver is the semiconductor industry," said Joe Coors, Jr., Chief Executive Officer. "By spinning-off Coors Ceramics Company, we will be in a better position to pursue expanding growth markets through acquisitions of new materials. With more than 80 years of heritage and innovation, we have a rock solid foundation upon which to build."

     Coors Ceramics Company reported 1998 annual revenues of $296.6 million and operating income of $40.7 million, before special charges. Joe Coors, Jr. will remain Chairman and Chief Executive Officer of Coors Ceramics and John Coors will continue as the company's President. A Chief Financial Officer has yet to be appointed.

     Graphic Packaging Corporation

     Graphic Packaging Corporation will soon become the largest producer of folding cartons in North America, manufacturing high performance packaging for value-added applications. The company recently announced an agreement to acquire the Packaging Business of Fort James Corporation, which will add approximately $590 million in annual revenues to Graphic Packaging Corporation. The company has stated its commitment to growing its folding carton sales and is in the process of selling its flexible packaging operations. This focus on folding cartons will position Graphic Packaging for continued growth through its innovative packaging solutions.

     "The creation of two independent companies will facilitate our ability to concentrate our efforts on building strong, individual businesses," said Jeff Coors, Chief Executive Officer. "The new Graphic Packaging Corporation will focus on delivering enhanced value to our shareholders, customers and employees."

     1998 annual revenues for Graphic Packaging Corporation reached $623.9 million and are expected to be over $1 billion in 1999. Operating income in 1998 was reported to be $59.5 million, before special charges. Jeff Coors will remain Chairman and Chief Executive Officer of Graphic Packaging Corporation. David Scheible was recently named Chief Operating Officer and Gail Constancio will continue as the company's Chief Financial Officer.

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials. Graphic Packaging Corporation is a specialty packaging manufacturer that produces high performance folding cartons. ACX can be visited on the world wide web at http://www.acxt.com.

     Certain statements in this press release constitute "forward-looking statements" which involve uncertainties and risk factors that may cause actual results to be materially different from those that may be implied by any forward-looking statements contained in this press release. Specifically, 1) future growth of Graphic Packaging Corporation and Coors Ceramics Company is dependent upon market conditions remaining the same or improving and the ability to grow through acquisitions, 2) the expected amount of $200 million of debt at Coors Ceramics at the time of the spin-off is dependent upon current credit measures and is subject to change, 3) Graphic Packaging Corporation becoming the largest folding carton producer in North America is dependent upon successfully completing the acquisition of Fort James Corporation's packaging business, and 4) the ability to complete the spin-off by year end is dependent upon a favorable ruling from the IRS and other regulatory approvals.


                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 23, 1999                           ACX TECHNOLOGIES, INC.

                                        By:/s/ Beth A. Parish
                                        -------------------------
                                        (Controller and Principal
                                        Accounting Officer)